THE FACTS ABOUT
RETIREE HEALTHCARE AND LUCENT TECHNOLOGIES

Lucent Technologies and the telecom market have changed dramatically over the last few years, and as a result the company has had to make some difficult, but unfortunately necessary decisions to remain a viable and competitive player in the telecom industry.

Lucent is not eliminating retiree healthcare. We fully intend to provide our retirees with access to healthcare benefits and will continue to subsidize that coverage in line with what the company can afford and remain a sustainable, competitive business.

RETIREE HEALTHCARE BENEFITS TODAY

Only 12 percent of the companies in the United States provide healthcare coverage for retirees. Lucent is one of them and will continue to be one of them. Lucent’s current healthcare benefits for its 127,000 retirees and their dependents are comprehensive by industry standards.

•	We provide comprehensive hospitalization, medical, dental and prescription drug coverage for retirees and their dependents.

•	Nearly 80 percent of our retirees pay no monthly premiums for coverage for themselves or their dependents.

•	We reimburse the cost of Medicare Part B premiums for retirees and their dependents.

•	On average, the company pays about $7,000 a year for each retiree’s healthcare benefits.

A SMALLER COMPANY AND RISING HEALTHCARE COSTS

Lucent, its market and the general economy have changed dramatically over the past few years. At the same time, healthcare costs in the U.S. have increased 50 percent in the last five years. These developments are compelling us to make some very difficult, but unfortunately necessary decisions.

•	Today we are a company with annual revenues running at a rate of about $8 billion to $9 billion, off a peak of $38 billion in 1999.

•	Lucent’s retiree healthcare costs have increased 85 percent – from $460 million in fiscal year 1997 to an estimated $850 million in fiscal year 2003 – while our retiree population increased 22 percent. At the rate healthcare costs are increasing, unless we take action now we could face close to $1 billion in annual retiree healthcare costs in the near future – about 10 percent of our annual revenues and close to half the payroll costs for our entire business.

•	In 1999 we had about 118,000 U.S. employees supporting 106,000 retirees. Today, we have about 24,000 U.S. employees supporting the healthcare benefits of about 240,000 U.S. retirees and their dependents. (See table below.)

Lucent and Healthcare: Historical Facts

	1999 with
	Agere and		2003
	Avaya	2002	Projected

Revenues	$38.3B	$12.3B	$8B to $9B
Total Employees	153,000	47,000	35,000
U.S. Employees	118,000	32,000	24,000
U.S. Retirees	106,000	127,000	127,000
U.S. Retirees / U.S. Employees	0.9 to 1	4 to 1	5 to 1
Retirees’ Dependents	N/A	103,300	112,000
Retiree Health- care Costs	$539M	$846M	$850M
Active Employees’ Healthcare Costs	$517M	$319M	$264M

Historically, Lucent has paid retiree healthcare costs through partially funded healthcare trusts (VEBA trusts) that the company inherited in its spinoff from AT&T and through transfers of excess pension assets. These transfers were permitted under section 420 of the Internal Revenue Code, as long as pension plans were funded above 125 percent. However, the drop in equity markets has reduced plan assets, and lower interest rates on bonds have increased plan liabilities. Therefore, these transfers are no longer possible.

The VEBA trust that helps fund healthcare costs for management retirees will be exhausted this fiscal year, and the company expects to contribute between $300 million to $350 million in corporate cash in fiscal 2004 to pay these costs. We expect the healthcare trust for formerly represented retirees will be exhausted by fiscal year 2006 or fiscal year 2007 and require corporate funding as well.

A company of our size and revenue cannot afford to absorb these costs and remain a sustainable, competitive enterprise.

CHANGES TO RETIREE HEALTHCARE SUBSIDIES

To enable us to continue to provide access to the same level of healthcare coverage for our retirees and their dependents, we need to manage these costs differently so they do not make the entire enterprise unsustainable. After careful consideration, we reluctantly determined that we must make a number of changes to our management retiree healthcare subsidies, which will yield approximately $75 million in annual savings for the company.

For management retirees, in 2004, we will lower our costs for retiree healthcare by:

•	no longer reimbursing management retirees and their dependents for the cost of Medicare Part B premiums;

•	no longer paying for dental coverage for all management retirees and their dependents, although we will continue to make coverage available at group rates for those who wish to pay for it;

•	no longer providing subsidies for dependents of management retirees who retired on or after March 1, 1990, and whose base salary at retirement was $87,000 or more. We will continue to provide access to comparable coverage at group rates for management retirees’ dependents if they wish to pay for it.

About 60 percent of the 50,000 Lucent retirees affected by this change already are making some contribution to their healthcare costs. The majority of our management retirees today are paying somewhere between $75 and $190 per month and will pay anywhere from $150 to $370 per month next year. The other 40 percent will continue to pay nothing for their healthcare coverage for themselves and their dependents, although they will need to pay for Medicare Part B and dental coverage if they choose. Clearly, some will see less of an increase and some more based on a variety of factors such as when they retired, years of service, election of dependent coverage and what type of coverage they select.

We anticipate making other changes in fiscal 2005 and beyond, but we cannot be more specific at this point since they will depend on the healthcare legislative climate and healthcare costs and practices in general. We fully intend to address these cost issues with our represented employees and formerly represented retirees, which we’ll be doing in the context of our collective bargaining discussions that will occur next year.

WHAT LUCENT WILL CONTINUE TO PROVIDE ITS RETIREES

Even with these changes, Lucent will continue to provide access to a robust healthcare plan for its retirees and their dependents. Our ultimate goal is to maintain retiree healthcare benefits in balance with what the company can afford. These changes reduce subsidies, not coverage for our retirees.

We will provide:

•	A choice of plans, ranging from a traditional indemnity plan to a point of service to a number of HMOs and starting in 2004, a pharmaceutical-only plan.

•	Plans that cover in-network and out-of-network doctor visits, hospitalization, physical therapy, rehabilitation and drugs.

•	The ability to opt in and opt out of Lucent coverage as many times as a retiree chooses going forward so that retirees will have a safety net for access to medical coverage.

•	Continued access to Lucent’s group health plan at favorable group rates.

These decisions have not been easy to make and come on top of a number of actions Lucent has taken to improve its cost structure, including substantial adjustments to programs for active management employees and adjustments to programs for represented and non-represented occupational active employees and retirees in 2003. Currently, no management employee hired after June 30, 1986, will receive any subsidy for retiree healthcare, and other active management employees will receive considerably smaller healthcare subsidies when they retire than current retirees receive today. And there is not a separate healthcare plan for executives.

Lucent’s main objective for retiree healthcare benefits is to balance the needs of our retirees with the company’s new size and reduced ability to pay, while providing access to coverage at group rates and company subsidy at an affordable level. Even after these changes, it is safe to say that Lucent provides more retiree healthcare support than 90 percent of U.S. companies today.

ABOUT LUCENT’S RETIREES

The majority of Lucent’s retirees were transferred to Lucent at the time of its spinoff from AT&T in 1996. In general, they were assigned to Lucent because they had worked for businesses within AT&T that were predecessors to Lucent. These include Western Electric, Bell Labs, Network Systems, Business Communications Systems (now Avaya), Microelectronics (now Agere) and Consumer Products. They have a pension from Lucent and range in age from their late 40s to their 90s.

This document includes some forward-looking statements about our expectations for our future performance, such as the future costs of providing healthcare coverage for retirees. Actual results could differ materially from those suggested above. Additional information about factors that could affect future results is provided in our SEC filings, including our Forms 10-K, 10-Q, and 8-K.